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                                                                     Exhibit 23a

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Safra Republic Holdings S.A.

We consent to incorporation by reference in Registration Statements (No. 333-42421, No. 333-42421-01 and No. 333-42421-02) of Form S-3 and in
Registration Statements (No. 33-57351, No. 33-38789 and No. 33-49639) on Form S-8 of Republic New York Corporation of our report dated January 15, 1999, relating to the consolidated statements of condition of Safra Republic Holdings S.A. as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which is included in the 1998 Republic New York Corporation Annual Report on Form 10-K. Our report refers to application of generally accepted accounting principles in the Unites States which vary in certain significant respects from generally accepted account principles in Luxembourg. Application of generally accepted accounting principles in Luxembourg would have affected results of operations for the two-year period ended December 31, 1998 and shareholders' equity and total assets as of December 31, 1998 and 1997, to the extent summarised in Note 24 to the consolidated financial statements of Safra Republic Holdings S.A.

Luxembourg, March 8, 1999               KPMG Audit
                                        Reviseurs d'enterprises


                                        /s/ D.G. Robertson
                                        ------------------------
                                            D.G. Robertson